Geneva, December 9th 2010

Dear Philip,

With reference to our recent discussions, we are pleased to offer you a Swiss local contract at Eastman Kodak Sàrl (the Company) under the following conditions.

This contract is the result of a transfer from the UK to Switzerland. All compensation and benefits relating to your UK employment will cease on December 31st 2010.

Starting date
January 1st 2011

Job title
Regional Managing Director EAMER - (Executive level)

Annual Base Salary
You will be entitled to an annual gross base salary of CHF 540’000 (five hundred and fourty thousand Swiss francs), payable by the Company in 13 equal installments at the end of each calendar month. The 13th month will be paid in December. In case of employment/ departure during the year, the 13th month will be paid pro-rated.

Variable pay
In addition to the base salary you participate to the Executive Compensation for Excellence and Leadership (EXCEL) program. Your target leverage is fixed at 45%.

Seniority
Seniority is considered as of your first day within Kodak, July 1st, 2000.

Leadership Stock program
You are also eligible to participate in our Leadership Stock Program. Eligibility and all awards are subject to all terms and conditions of the Leadership Stock Program. It offers performance incentives that, when earned, become full-value shares of Kodak stock. The target allocation will depend on your new wage grade. The actual value earned over the performance cycle will depend on the Company’s performance against the Leadership Stock metric as well as the performance of the Company stock. Please note that an executive who is promoted during the current performance cycle will become a participant only at the beginning of the next performance cycle.

Company car
You will be entitled to a company car in reference to the current rules applicable within the Company.

Relocation
As part of the transfer, you will benefit from house hunting by our preferred relocation agent. You will also benefit from one year of tax advice by our supplier KPMG.

Pension Plan
Upon joining Eastman Kodak Sàrl, you will be enrolled in our Pension Fund scheme. Your affiliation will be confirmed in writing. You will receive at least once per year a personal certificate. Details and regulations of the fund can be found in the ad hoc brochure.

Social Security Deductions
The Company shall insure all its employees and deduct all compulsory social security contributions (AVS/AI/APG), pension fund contributions (2nd pillar) from the monthly gross compensation.

Sickness and Accident
You shall inform the Company immediately about any sick leave or accident. You will send a medical certificate justifying the absence of work after three days of sickness or accident leave. In case of prolongation of sickness or accident leave, you will send the new certificate.

Payment of salary in case of sickness or accident will be made in accordance with the mandatory provisions of Swiss law as well as with illness/accident insurance coverage taken out by the company. Monthly premiums will be borne by the Company.

Health Insurance
It is compulsory for all Swiss residents/co-workers to personally enroll in a Swiss Health Insurer of your choice. You will be able to join the global agreement in place following the current process and practice.

Working Hours
You will be employed full time and work 40 hours a week from Monday till Friday. Due to the nature of the Company business, the activity requires flexibility. You are not eligible for overtime compensation.

Place of work
You will be based in the Geneva office.

Holiday Entitlement
Your annual entitlement will be 27 working days per year. This will be calculated on a prorata basis for those entering during the course of the year. Please note that the Company closes its office during the year end break during 5 days which will be automatically deducted from your annual entitlement.  You will be entitled to one additional vacation day per five years of service up to a maximum of 30 days.  Public holidays applicable are of the Canton of Geneva.

Termination of Employment
Termination of employment, whether by you or by the Company, will be subject to the conditions stipulated in the Swiss Code of Obligations. Both parties can terminate the employment to the end of the month with a six month notice period.

Work permit
This contract is only effective with a valid work permit.

Business Conduct Guide
Upon signature of this employment contract, you will be required to read the attached Business Conduct Guide. Kindly sign the “Business Conduct Compliance Statement” and return it to the Human Resources Department.

Data Protection Agreement
By signing this contract of employment, you hereby authorize the Company to transmit contents of your personnel file and employment records to any other Kodak entities.
However, any information transmitted will be treated with the utmost confidentiality and will remain within the Kodak group of companies.

Confidentiality
During and after your employment with Eastman Kodak Sàrl, you will be bound to the strictest confidentiality by article 321a of the Swiss Code of Obligations.

Applicable law and jurisdiction
This Agreement shall be governed by Swiss law. Disputes arising under this Agreement shall be subject to the competent courts of the canton of Geneva.

Non-compete
You undertake to work exclusively for the Company and not to have any other activity, which might be in competition with the Company’s activities during the term of this Agreement.

Post-termination Restrictions:
The following restrictions will apply on termination of the contract for whatever reason:

o
“Business” means the business of the Company at the time of the termination of the Executive’s employment with which the Executive was involved to a material extent during the period of 12 months ending on the date of the termination of his employment;

o
“Company” means Eastman Kodak Sári or any subsidiary associated or holding company in the Kodak group of companies and where not less than 25 per cent of such company is owned directly or indirectly by Kodak Limited or its holding company;

o
“Customer” means any firm, company or other person who, during the period of 12 months ending on the date of the termination of the Executive’s employment, was a customer of or in the habit of dealing with the Company and with whom the Executive had contact or about whom he became aware or informed in the course of his employment; and

o
“Employee” means any person who, at the date of the termination of the employment was an employee of the Company and who could materially damage the interests of the Company if he became employed in any business concern in competition with the Business.

a)
The Employee will not without the prior written consent of the Company for a period of 12 months after the termination of his employment, solicit or endeavor to entice away from the Company the business or custom of a Customer with a view to providing goods or services to that Customer in competition with the Business.

b)
The Employee will not without the prior written consent of the Company for a period of 12 months after the termination of his employment, provide goods or services to or otherwise have any business dealings with any Customer in the course of any business concern which is in competition with the Business.

c)
The Employee will not without the prior written consent of the Company for a period of 12 months after the termination of his employment in the course of any business concern which is in competition with the Business offer employment to or otherwise endeavor to entice away from the Company any Kodak co-worker.

d)
The Employee will not without the prior written consent of the Company for a period of 12 months after the termination of his employment, be engaged in or concerned in any capacity in any business concern which is in competition with the Business. This clause shall not restrain the Employee from being engaged or concerned in any business concern in so far as the Employee’s duties or work shall relate solely to:

o	Geographical areas where the business concern is not in competition with the Restricted Business; or
o	Services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months ending on the date of the termination of his employment.

The obligations imposed on the Employee by this Clause extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

Staff Handbook
In order to understand the nature of the obligations existing between the Company and the employee, you will get a copy of the staff handbook early 2011.

Please sign and return, for agreement, one copy of this letter of employment.

We look forward to you accepting this offer of employment with Eastman Kodak Sàrl and wish you success and satisfaction.

Yours sincerely,

EASTMAN KODAK Sàrl

/s/ Cendrine Saugy
Cendrine Saugy
Human Resources Manager

Read and approved:	/s/ Philip Cullimore	Date:	9/12/10
(Philip Cullimore)